UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 1, 2017

CINCINNATI BELL INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-8519	31-1056105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
221 East Fourth Street
Cincinnati, OH 45202
(Address of Principal Executive Office)
Registrant's telephone number, including area code: (513) 397-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2017, Cincinnati Bell Inc. (the “Company”) announced that Theodore H. Torbeck, Chief Executive Officer, will retire from his position as Chief Executive Officer to be effective May 31, 2017. Mr. Torbeck will remain as a Director of the Company following his retirement as an employee of the Company.

On March 2, 2017, the Company also announced that Leigh R. Fox, age 44, currently President and Chief Operating Officer, has been elected President and Chief Executive Officer, effective May 31, 2017.

Mr. Fox joined the Company in July 2001 and has held various positions of increasing responsibility at the Company including: President and Chief Operating Officer (September 2016-present); Chief Financial Officer (October 2013-September 2016); Chief Administrative Officer (July 2013-October 2013); Senior Vice President of Finance and Operations (December 2012-July 2013); and Vice President of Finance at Cincinnati Bell Technology Solutions Inc. (October 2008-December 2012).

Effective March 1, 2017, Mr. Fox will receive an annual base salary of $650,000. He will participate in the Company’s annual performance-based incentive program with a bonus target award equal to $650,000, and he will receive equity grants under the Company’s long-term incentive program equal to $1,450,000 for 2017 and on the same terms as other executive officers. Mr. Fox will participate in all elements of the Company’s executive compensation and benefit programs.

In connection with Mr. Fox’s appointment as Chief Executive Officer, the Company entered into an Amended and Restated Employment Agreement (the “Fox Employment Agreement”) with Mr. Fox, effective as of March 1, 2017 (the “Fox Effective Date”). Any prior agreements or understandings with respect to Mr. Fox’s employment by the Company are cancelled as of the Fox Effective Date of the Fox Employment Agreement; however, except as otherwise provided in Section 13 of the Fox Employment Agreement, all stock options, restricted shares and other long-term incentive awards granted to Mr. Fox prior to the Fox Effective Date, benefit plans in which Mr. Fox is eligible for participation and any Company policies to which Mr. Fox is subject shall continue in effect in accordance with their respective terms and shall not be modified, amended or cancelled by the Fox Employment Agreement.

Except for the items as set forth below, the Fox Employment Agreement is identical to Mr. Fox’s previous employment agreement, effective September 1, 2016:

•	The duties and title of Mr. Fox in Section 3A are changed to those of the president and chief executive officer.

•	Mr. Fox’s base salary in Section 4.A. is increased to $650,000 per annum.

•	Mr. Fox’s annual bonus target in Section 4.B. is increased to $650,000.

•	The period during which Mr. Fox is subject to a non-competition covenant is increased to two years following the cessation of his employment from one year as set forth in Section 11.

•	The amount that Mr. Fox receives upon a change in control is increased to 2.99 times his annual base salary from 2.50 times his annual base salary as set forth in Section 13.E(i).

The description of the Fox Employment Agreement is qualified in its entirety by reference to the Fox Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Also, effective May 31, 2017 Mr. Torbeck will cease to receive any compensation payments as an employee of the Company. However, in lieu of any 2017 long-term incentive plan award and any compensation for consulting services during the remainder of 2017, the Board has approved a one-time, annual bonus with a target of $1,000,000 to be determined in January 2018 based on the achievement of certain performance measures. This one-time bonus would be tied to the same performance metrics that apply to the rest of the Company senior management team (i.e., 60% Adjusted EBIDTA, 20% Company revenue and 20% individual performance). Thus, for 2017, Mr. Torbeck’s total compensation would consist of his base salary paid through the date of his retirement plus this one-time bonus, if earned.

Item 7.01 Regulation FD Disclosure

On March 2, 2017, the Company issued a news release announcing the election and appointment of Mr. Fox and the changes to Mr. Torbeck’s role. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Amended and Restated Employment Agreement between Cincinnati Bell Inc. and Leigh R. Fox effective as of March 1, 2017

99.1	Press Release issued on March 2, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

		By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President and General Counsel

Dated:	March 2, 2017

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Amended and Restated Employment Agreement between Cincinnati Bell Inc. and Leigh R. Fox effective as of March 1, 2017

99.1	Press Release issued on March 2, 2017